Exhibit 10.1

LEVEL 3 COMMUNICATIONS, INC.
KEY EXECUTIVE SEVERANCE PLAN

Article I - Purpose

The purpose of the Level 3 Communications, Inc. Key Executive Severance Plan (the “Plan”) is to provide eligible executives of Level 3 Communications, Inc., a Delaware corporation (the “Company”), who are involuntarily terminated from employment in certain limited circumstances, with severance and welfare benefits as set forth in the Plan.

Article II - Definitions

As used in the Plan, the following terms shall have the respective meanings set forth below, and, when the meaning is intended, such terms are capitalized:

“Accrued Obligations” means, with respect to a Participant, the sum of (A) the Participant’s Base Salary through the Date of Termination to the extent not theretofore paid; (B) the Participant’s business expenses that are reimbursable in accordance with the Company’s policies and for which the Participant submits for reimbursement within thirty (30) days following the Date of Termination, but have not been reimbursed by the Company as of the Date of Termination and (C) to the extent not yet paid as of the Date of Termination, the Participant’s annual bonus, if any, for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.  Notwithstanding the foregoing, if the Participant has made an irrevocable election under any nonqualified deferred compensation plan subject to Section 409A of the Code to defer any portion of the Base Salary or annual bonus described in clause (A) or (B) above, then for all purposes of this Section, such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clause (A) or (B), and such portion shall not be considered as part of the Accrued Obligations but shall instead be paid in accordance with Section 4.7.

“Adverse Amendment” has the meaning ascribed to that term in Section 8.5.

“Affiliate” means any direct or indirect parent entity of the Company that has majority control over the Company, and each direct or indirect subsidiary thereof.

“Applicable COBRA Premium” means, with respect to a Participant, the total monthly cost of continuation coverage under COBRA, as of the Participant’s Date of Termination, in respect of the maximum level of coverage in effect for the Participant and the Participant’s spouse and dependents at the Date of Termination.

“Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the occurrence of the facts, circumstance or reasons giving rise to the Participant’s Termination of Employment, or, if greater, the Participant’s annual rate of base salary in effect immediately prior to a Change in Control.

“Board” means the Board of Directors of the Company and, after a Change in Control, the board of directors of the ultimate parent entity that controls either the Company or the company into which the Company was merged or consolidated.

“Cash Severance Benefit” means the cash severance benefit applicable to a Participant as set forth in such Participant’s Participation Notice.

“Cause” means (i) the willful and continued failure by a Participant to substantially perform his or her duties with the Company and its Affiliates (other than any such failure resulting from his or her incapacity due to physical or mental impairment, or any such actual or anticipated failure after the issuance of a notice of termination by him or her for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which he or she has not substantially performed his or her duties; (ii) the willful engagement by a Participant in conduct that is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise; (iii) a Participant’s indictment for, conviction of or plea of guilty or no contest to, any felony or (iv) a Participant’s violation of the terms of such Participant’s Restrictive Covenant Agreement; provided, however, that to the extent that any act or failure to act otherwise constituting Cause hereunder is curable, such Participant shall be given not less than ten (10) days’ written notice by the Company’s Chief Executive Officer (or in the case of a Participant who is (or was at any time while a Participant) a “named executive officer” ( within the meaning of Item 402 of Regulation S-K issued under the Exchange Act) of the Company, the Chief Executive Officer or the Board) of the Company’s intention to terminate him or her with Cause.  Such notice of a termination with Cause shall state in detail the grounds on which the proposed termination with Cause is based, and a termination with Cause shall be effective at the expiration of such ten (10) day notice period unless the Participant has fully cured during such period such act or failure to act that gives rise to Cause.

For purposes of this definition, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Company and its Affiliates.  Any act, or failure to act, based upon (A) the lawful instruction or direction of the Board, (B) the lawful instruction of the Chief Executive Officer of the Company or the Participant’s direct supervisor or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  Following a Change in Control, a Participant shall not be deemed to have terminated employment for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not fewer than three quarters of the entire membership of the Board (excluding the Participant, if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct constituting Cause, and specifying the particulars thereof in detail.

“Change in Control” means the occurrence of any of the following events:

(a)           a change in ownership or control of the Company effected through a transaction or series of related transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire, other than pursuant to an acquisition from the Company, “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)           the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board since the Effective Date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or

(c)           the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, for all purposes of the Plan other than Section 4.5, a Change in Control shall also include “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5) with respect to any Participant that is employed at an Affiliate of the Company at such time that such Affiliate incurs such change in control event.

“COBRA” means the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar provision under other applicable law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or a committee or committees of the Board appointed by the Board to administer the Plan.

“Date of Termination” means the date of the Participant’s Termination of Employment with the Company and its Affiliates as determined under Section 4.1 of the Plan.

“Effective Date” means March 19, 2012.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events:

(i)                                     a material diminution in the Participant’s authority, duties, responsibilities or reporting requirements, and following a Change in Control, the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), or any action by the Board, the Company or any of its Affiliates that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial, inadvertent and immaterial action not taken in bad faith and that is remedied promptly after receipt of notice thereof given by the Participant;

(ii)                                a reduction in the Participant’s Base Salary or target short-term incentive award opportunity, except, prior to a Change in Control, an across-the-board reduction that similarly affects all similarly situated employees of the Company and its Affiliates;

(iii)                            the relocation of the Participant’s principal place of business to a location that is outside the 50-mile radius from the Participant’s then-current principal place of business or, following a Change in Control, a requirement imposed by the Company or its Affiliate that the Participant be based at any office or location other than the office or location where the Participant was employed immediately preceding the Change in Control;

(iv)                              following a Change in Control, the failure to continue to provide the Participant with employee benefits substantially similar to those enjoyed by him or her under the pension, life insurance, medical, health, accident and disability plans, or any retirement or fringe benefit material to the Participant for which he or she was eligible at the time of the Change in Control;

(v)                                 the failure to obtain a satisfactory agreement from any successor to the Company or any acquiror of any Affiliate or division of the Company to assume and agree to perform the Plan pursuant to Section 7.1 herein;

(vi)                              the adoption of an Adverse Amendment except as permitted under Section 8.5 herein; and

(vii)                         any purported termination of the Participant’s employment that is not effected pursuant to a notice of termination satisfying the requirements of Section 4.1 herein.

A Participant may terminate his or her employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days following the initial occurrence of such event.  During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Participant’s termination will be effective upon the expiration of such cure period.    A Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental impairment.  A Participant’s continued

employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

“Participant” means each employee of the Company or its Affiliates, other than the Chief Executive Officer of the Company, who is designated as a Participant by the Chief Executive Officer of the Company and delivered a Participation Notice and who acknowledges his or her participation in the Plan by executing a Restrictive Covenant Agreement.  A person shall cease to be a Participant upon his or her removal as a Participant from the Plan (but any such determination made in respect of a Participant shall be considered an Adverse Amendment with respect to the affected Participant and is subject to the provisions of Section 8.5).

“Participation Notice” means the notice provided to an employee of the Company or its Affiliates that designates such individual as a Participant in the Plan and the terms and conditions of such individual’s participation in the Plan (subject to the Participant’s acknowledgement by executing a Restrictive Covenant Agreement), which notice shall be substantially in the form set forth on Exhibit A.

“Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, or (ii) the Committee adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control of the Company has occurred.

“Prorated Bonus” means, with respect to a Participant, an amount equal to the product of (A) the most recent Target Bonus and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365.

“Qualifying Termination” means a Participant’s Termination of Employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason.  A Termination of Employment for any other reason, including by reason of death, disability or retirement, shall not be treated as a Qualifying Termination.

“Restrictive Covenant Agreement” means an agreement substantially in the form attached hereto as Exhibit B.

“Severance Multiplier” means the severance multiplier applicable to a Participant as set forth in such Participant’s Participation Notice.

“Specified Employee” means any Participant who is a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code, based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”).  All Participants who are determined to be key employees under Section 416(i) of the Code (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the first day of the fourth (4th) month following the close of such identification period.

“Target Bonus” means a Participant’s target annual bonus for the fiscal year in which the Change in Control occurs, if applicable, or in which a Participant’s Date of Termination occurs, whichever is greater; provided that if a target annual bonus has not been established for the applicable fiscal year, then the term “Target Bonus” shall refer to the Participant’s target annual bonus established for the immediately preceding fiscal year.

“Termination of Employment” means the event where the Participant has a “separation from service,” as defined under Section 409A of the Code, with the Company and its Affiliates.

Article III - Effectiveness of the Plan

This Plan shall be effective as of the Effective Date.  Nothing in the Plan shall be deemed to entitle any Participant to continued employment with the Company or any Affiliate of the Company.

Article IV - Payments Upon a Qualifying Termination; Change in Control Benefits

4.1.        Termination of Employment.

(a)           Any purported termination of a Participant’s employment by the Company or its Affiliates or by a Participant (including notice required for purposes of a Participant to terminate his or her employment with Good Reason) shall be communicated by written notice of termination to the other party in accordance with this Section 4.1 and Section 8.1 (regarding notices).  For purposes of the Plan, a “notice of termination” shall mean a notice indicating the specific termination provision in the Plan relied upon and setting forth in reasonable detail the facts and circumstances providing a basis for the Participant’s Termination of Employment under the provision so indicated (including such information required herein for purposes of a Participant to terminate his or her employment with Good Reason).  The failure by the Participant or the Company to set forth in such notice of termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

(b)           If a Participant has a Qualifying Termination, the Date of Termination shall be the date specified in the notice of termination (which, in the case of a termination other than for Cause or a termination for Good Reason, shall not be fewer than five (5) nor more than twenty (20) business days from the date such notice is given).  If a Participant’s Termination of Employment is for Cause, the Date of Termination shall be as set forth in the definition of “Cause”  in Article II hereunder.

4.2.        Severance Payments.  If the Participant has a Qualifying Termination, then, subject to Section 4.3, the Company shall or shall cause an Affiliate, to provide the Participant with the following:

(a)           Accrued Obligations;

(b)           the Prorated Bonus, payable either (x) with respect to a Qualifying Termination occurring prior to a Change in Control, in two installments—fifty percent (50%) on the sixtieth

(60th) day following such Qualifying Termination and fifty percent (50%) on the first business day of the seventh calendar month following the month in which the Date of Termination occurred, or (y) with respect to a Qualifying Termination occurring on or after a Change in Control, in a single lump sum on the sixtieth (60th) day following such Qualifying Termination;

(c)           a lump sum payment in an amount equal to the Cash Severance Benefit;

(d)           continued coverage for such Participant and his or her spouse and dependents in all medical and dental insurance plans maintained by the Company and its Affiliates for the most senior officers of any of the Company and its Affiliates (collectively, the “Continued Benefit Plans”) for a period of months equal to the greater of (x) the Participant’s Severance Multiplier multiplied by twelve (12)  (such period, the “Contractual Coverage Period”) and (y) the length of period during which the Participant and his or her spouse or domestic partner and dependents are eligible to elect continuation coverage under the Continued Benefit Plan pursuant to COBRA; provided that such coverage shall run concurrently with the period provided under COBRA, and the cost of such Continued Benefits shall be paid by the Participant on an after-tax basis; and provided further that such coverage shall cease earlier than the expiration of continued coverage period upon any date that the Participant becomes eligible to receive medical and dental insurance through a new employer;

(e)           a lump sum cash payment equal to (x) the Applicable COBRA Premium multiplied by the total number of months in the Contractual Coverage Period (without regard to any early termination of such period pursuant to subsection (d) above) minus (y) the monthly employee contribution rate that is paid by Company employees generally for the same or similar coverage, as in effect on the Date of Termination (and which amount shall in no event be greater than the employee contribution rate for the applicable level of coverage as in effect immediately prior to the Date of Termination);

(f)            reimbursement for the cost of outplacement services (the scope and provider of which shall be selected by the Participant in the Participant’s sole discretion) incurred by the Participant prior to the last day of the second calendar year following the year in which the Date of Termination occurred; provided that the cost of such outplacement shall not exceed $10,000 and the Participant shall be reimbursed for the cost of outplacement services promptly upon submission of reasonable substantiation of such costs but not later than the third calendar year following the calendar year in which the Date of Termination occurred;

(g)           except as otherwise provided under the Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan, either (x) with respect to a Termination of Employment occurring prior to a Change in Control but before the date on which such Participant becomes retirement-eligible in accordance with the Company’s retirement plan or policy then in effect, vesting of that portion of such Participant’s equity-based awards (whether granted under the Level 3 Communications, Inc. Stock Plan or otherwise) that would have vested, but for such Termination of Employment, based solely on the Participant’s continued employment with the Company or any of its Affiliates within the twelve (12) months following such Termination of Employment (without regard to any subsequent acceleration events), or (y) with respect to a Termination of Employment occurring prior to a Change in Control and on or after the date on which such Participant becomes retirement-eligible in accordance with the

Company’s retirement plan or policy then in effect, vesting of all of such Participant’s equity-based awards (whether granted under the Level 3 Communications, Inc. Stock Plan or otherwise) that vest based solely on the Participant’s continued employment with the Company or any of its Affiliates; provided, however, that any outperform stock appreciation rights held by the Participant (“OSOs”) that become vested pursuant to this paragraph (g) shall be settled on the Settlement Date (as defined in and set forth in the applicable OSO award agreement), and in each case of (x) and (y), awards that vest based on the satisfaction of performance criteria (which, for the avoidance of doubt, shall not include OSOs) shall vest pursuant to this paragraph (g) only to the extent that such performance criteria are satisfied based on pro-forma performance over the entire applicable performance period extrapolated from the first day of the applicable performance period through the Date of Termination; provided further, however, that this paragraph (g) shall apply to a given award only to the extent that it provides better treatment than provided by the applicable plan, award agreement or other agreement between the Company and the Participant that governs such award; and

(h)           except as otherwise set forth below, to the extent not theretofore paid or provided, any benefits under any employee benefit plan, agreement, arrangement or policy in accordance with the terms of the underlying plan, agreement, arrangement or policy, other than plans, agreements, arrangements or policies providing for severance benefits.

4.3.        Conditions to Receipt of Severance Benefits.  As a condition to receipt of any payment or benefits under Section 4.2, the Participant must execute, deliver to the Company and not revoke a Release Agreement substantially in the form attached hereto as Exhibit C (and any revocation period contained in such Release Agreement shall have expired) within sixty (60) days following the Participant’s Date of Termination.  In addition, such payments and benefits shall immediately terminate, and the Company and its Affiliates shall have no further obligations to a Participant with respect thereto, in the event that such Participant breaches any provision of his or her Restrictive Covenant Agreement.

4.4.        Timing of Payment.  Subject to satisfaction of the conditions set forth in Section 4.3 and Article VI, the amounts payable pursuant to Section 4.2(a), 4.2(c) and 4.2(e) with respect to a Participant shall be made on the sixtieth (60th) day following the Participant’s Date of Termination or, if such day does not fall on a business day, the first business day thereafter.

4.5.        Change in Control Benefits.  Except as otherwise provided under the Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan or an award agreement governing an award outstanding as of the Effective Date, upon a Change in Control, regardless of whether a Participant experiences a Termination of Employment, all equity-based awards (whether granted under the Level 3 Communications, Inc. Stock Plan or otherwise) held by each Participant shall vest; provided, however, that any OSOs that become vested pursuant to this Section 4.5 shall be settled on the Settlement Date (as defined in and set forth in the applicable OSO award agreement), and awards that vest based on the satisfaction of performance criteria (which, for the avoidance of doubt, shall not include OSOs) shall vest pursuant to this Section 4.5 only to the extent that such performance criteria are satisfied based on pro-forma performance over the entire applicable performance period extrapolated from the first day of the applicable performance period through the date of the Change in Control.

Notwithstanding the foregoing, this Section 4.5 shall apply to a given equity-based award only to the extent that it provides better treatment than provided by the applicable plan, award agreement or other agreement between the Company and the Participant that governs such award.

4.6.        No Duplication of Benefits.  Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner that avoids duplication of compensation and benefits that may be provided under any other plan, program, policy or other arrangement or individual contract with or provided by the Company or any Affiliates.  In the event that a Participant is covered by any other plan, program, policy or other arrangement or individual contract in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in Section 4.2(a) through (g), the Company may reduce or eliminate the duplicative benefits provided for under the Plan but solely to the extent that such reduction or elimination does not cause the Participant to be subject to penalty taxes under Section 409A of the Code.

4.7.        No Effect on Other Benefits.  This Plan does not abrogate any of the usual entitlements which a Participant has or will have, first, while a regular employee, and subsequently, after termination, and a Participant shall be entitled to receive all benefits payable to him or her under each and every “employee benefit plan” (as defined under Section 3(2) of ERISA, whether or not subject to ERISA) and deriving from his or her employment with the Company and its Affiliates, but solely in accordance with the terms and provisions thereof.

Article V - Withholding Taxes

The Company and its Affiliates may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld.

Article VI - Certain Additional Agreements under Section 409A

6.1.        Delay of Payment.  In the event that a payment to be made pursuant to Section 4.2 or any other amount under the Plan that constitutes nonqualified deferred compensation subject to Section 409A of the Code is to be made to a Specified Employee, such payment will be delayed for six (6) months after the Date of Termination and paid in a single lump sum on the first business day of the month following the end of such six (6) month period.  If a Participant who is a Specified Employee dies within six (6) months following such Date of Termination, any such delayed payments shall not be further delayed, and shall be immediately payable within thirty (30) days to his or her estate in accordance with the applicable provisions of the Plan.

6.2.        Section 409A.  The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under the Plan shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made under the Plan.  Notwithstanding any other provision of the Plan to the contrary, with respect to any Participant’s equity-based award that constitutes nonqualified deferred compensation subject to Section 409A of the Code (“NQDC Award”), to the extent the Plan provides that upon a Change in Control the Participant is to become vested in, and such  NQDC Award to paid or settled (to the extent vested), as applicable, the Participant shall become so vested in the NQDC Award upon such Change in Control but payment or settlement, as applicable, of the NQDC Award shall not be paid or be settled (and shall instead be paid or settled as of the event or date otherwise provided by its terms) unless the Change in Control constitutes a “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5).  All reimbursements and in-kind benefits provided under the Plan that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under the Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided, that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Date of Termination).  While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

6.3.        No Adverse Action.  Neither the Company nor any Affiliate of the Company shall take any action that would expose any payment or benefit to a Participant under the Plan to the additional tax imposed under Section 409A of the Code unless (i) the Company is obligated to take the action under an agreement, plan or arrangement, (ii) a Participant requests the action, (iii) the Company advises such Participant in writing that the action may result in the imposition of the additional tax and (iv) such Participant subsequently requests the action in a writing that acknowledges that he or she will be responsible for any effect of the action under Section 409A.

Article VII - Successors; Binding Agreement

7.1.        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, by operation of law or otherwise) to all or substantially all of the business or assets of the Company to unconditionally assume all of the obligations of the Company hereunder.  Further, the Company will require each Affiliate or the acquiror of each Affiliate or division that employs a Participant and that ceases to be an Affiliate or division of the Company to establish and maintain a plan that is identical, in all material respects, to the Plan, and designate the Participant as a participant in such plan until the second anniversary of the divestiture of such Affiliate or division.  Failure of the Company to obtain such assumption prior to the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the Participants to compensation and other benefits in the same amount and on the same terms as the Participants would be entitled hereunder if they had a Qualifying Termination, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

7.2.        The benefits provided under the Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article VIII - Miscellaneous

8.1.        Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Participant:

At the most recent address on file at the Company.

if to the Company:

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

Attention: Chief Executive Officer and Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

Notice to the Participant shall be deemed given when mailed or given by hand delivery.

8.2.        No Setoff; No Mitigation; Resolution of Disputes and Costs.

(a)           The Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others.  In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)           Participants may submit claims for benefits by giving notice to the Company pursuant to Section 8.1.  If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Company in writing of a claim for coverage or benefits.  If the claim for coverage or benefits is denied in whole or in part, the Company shall notify the applicant in writing of such denial within thirty (30) days of such claim (which may be extended to sixty (60) days under special circumstances), with such notice setting forth (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim and (iv) the procedures for requesting a review of the denial.  Upon a denial of a claim by the Company, the Participant may (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Plan documents relevant to his or her claim and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review.  Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing.  The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based.  This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review.  All extensions of time permitted by this Section 8.2 will be permitted at the sole discretion of the Committee or its delegate.  If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.  Notwithstanding anything in the Plan to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination occurring after a Potential Change in Control, will apply a de novo standard of review to any determinations made by the Company, Committee or any other person.  Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any person or characterization of any such decision by such person as final, binding or conclusive on any party.

(c)           If any contest or dispute shall arise under the Plan involving a Participant’s Termination of Employment or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, in either case following a Change in Control, the Company shall or shall cause an Affiliate to reimburse the Participant on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Participant at any time from the Date of Termination through the Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) in connection with such contest or dispute (regardless of the result thereof), together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

8.3.        Survival.  The respective obligations and benefits afforded to the Company, its Affiliates and the Participant shall survive the termination of the Plan.

8.4.        Governing Law; Validity.  To the extent not preempted by federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of the Plan to the substantive law of another jurisdiction.

8.5.        Amendment and Termination.  The Board may amend (and, by amendment, terminate) the Plan at any time; provided, however, that (i) no amendment that reduces or eliminates any benefit or other entitlement of any Participant or that is otherwise adverse to the interests of a Participant (an “Adverse Amendment”) may take effect for a period of at least twelve (12) months, and any such amendment shall be void and of no effect unless the Participant was notified of such amendment; (ii) no Adverse Amendment may be adopted during the period of time beginning on a Potential Change in Control and ending on the earlier of (a) the termination of the agreement that constituted the Potential Change in Control and (b) the second anniversary of the resulting Change in Control, without the Participant’s written consent and (iii) no Adverse Amendment may be adopted during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control without the Participant’s written consent.  For the avoidance of doubt, the Board is expressly permitted, without the consent of any Participant, to amend the list of “Restricted Entities” set forth on Exhibit D hereto in its reasonable discretion in order to reflect changes in the businesses and industries in which the Company or any of its Affiliates operates or other changes in business circumstances, and no such amendment shall be deemed an Adverse Amendment hereunder.  The Company shall notify all Participants of each amendment to Exhibit D in accordance with Section 8.1 above.  The Participant’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Participant or the Company may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement; provided, however, that in all events a Participant shall not have Good Reason to terminate his or her employment based upon the occurrence or non-occurrence of a particular event more than ninety (90) days following the initial occurrence or non-occurrence of such event.

8.6.        Interpretation and Administration.  The Plan shall be administered by the Committee.  Unless otherwise provided in the Plan, actions of the Committee shall be taken by a majority vote of its members.   Subject to Section 8.2 of the Plan, the Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the

Plan, (iv) to make all determinations necessary or advisable in administration of the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan.

8.7.        Liability.  No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Board or Committee or for any mistake of judgment made in good faith or upon the advice of counsel, and the Company shall indemnify and hold harmless each member of the Committee, and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.8.        Type of Plan.  This Plan is intended to be, and shall be interpreted (a) as an unfunded employee welfare plan under Section 3(1) of ERISA and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees and (b) to comply with the requirements of Section 409A of the Code.

8.9.        Funding.  The Company and the Affiliate of the Company employing the Participant shall be joint and severally responsible for any payments and benefits hereunder.  The Plan shall be unfunded and all payments hereunder and expenses incurred in connection with the Plan shall be paid from the general assets of the Company.

8.10.      Headings.  The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

8.11.      Entire Agreement.  In the event of any inconsistency or conflict between the terms of the Plan and the terms of any other plan in which a Participant participates or any agreement to which a Participant is a party, the terms of this Plan shall control.

8.12.      Nonassignability.  Benefits under the Plan may not be sold, assigned, transferred, pledged, anticipated, mortgaged or otherwise encumbered, transferred, hypothecated or conveyed in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof, by the Participant.

EXHIBIT A

Participation Notice

Personal & Confidential

[•], 2012

[NAME]
[ADDRESS]

Dear [FIRST NAME]:

I am pleased to inform you that you have been selected to participate in the Level 3 Communications, Inc. Key Executive Severance Plan (the “Plan”), which has been established to provide eligible executives of the Company, who are involuntarily terminated from employment in certain limited circumstances, with severance and welfare benefits.  The terms and conditions of your participation are set forth in and governed by the terms of the Plan and this participation notice (this “Participation Notice”).

For purposes of your participation in the Plan, the following terms shall have the respective meanings set forth herein:

“Cash Severance Benefit” means an amount equal to the product of the Severance Multiplier and [the sum of] your Base Salary [and your Target Bonus on the Date of Termination].

“Severance Multiplier” means [0.75] [1] [2].

Other capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Plan.

It is important that the terms and conditions of your participation in the Plan as set forth in this Participation Notice be kept confidential, as they pertain only to you.  Please acknowledge your acceptance of these terms and your participation in the Plan by executing a Restrictive Covenant Agreement as set forth in the Plan.  If you have any questions regarding this Participation Notice or the Plan, please direct those questions to [•].

Sincerely,

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming a Participant in the Level 3 Communications, Inc. Key Executive Severance Plan (the “Plan”) and receiving any payments or benefits thereunder, and in consideration of my continued employment with the Company and its Affiliates (collectively, the “Company Group”), I acknowledge the terms and conditions of my participation in the Plan as set forth in my Participation Notice and agree to the following:

Section 1.              Definitions.

Capitalized terms used, but not defined, herein shall have the meaning given to them in the Plan.

Section 2.              Participation in the Plan.

By executing this Restrictive Covenant Agreement (the “Agreement”), I acknowledge that I have been designated as a Participant in the Plan, and that my becoming a Participant is conditioned upon my execution of this Agreement.  I acknowledge further that I have been provided a copy of the Plan and, as an express condition to my participation in, eligibility for, or receipt of, any payments or benefits under the Plan, I agree to be bound by the terms of both the Plan and this Agreement.  I acknowledge further that a breach of this Agreement will constitute Cause under the Plan, pursuant to which my employment may be terminated without any right to receive any payments or benefits thereunder, and in addition to any other rights or remedies that the Company or any of its Affiliates may have as a result of any breach of this Agreement, I acknowledge and agree that any payments or benefits to which I might otherwise be entitled under the Plan will immediately terminate, and neither the Company nor any of its Affiliates will have any further obligations to me under the Plan, following any breach of this Agreement.

Section 3.              Confidential Information and Intellectual Property.

(a)           I represent that I am a party to an Employee Confidentiality and Intellectual Property Agreement with the Company, dated [•], and agree that such Employee Confidentiality and Intellectual Property Agreement shall survive and not be superseded by this Agreement and shall survive the termination of my employment.

(b)           Company Policies.  I acknowledge and agree that in addition to any covenants or restrictions set forth herein, I will at all times continue to be bound by the Company’s intellectual property and confidential information policies as in effect from time to time.

Section 4.              Returning Company Group Documents and Property.

I agree that, at the time of any termination of my employment with the Company Group for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all other property belonging to the Company or any other member of the Company Group, including but not limited to all Confidential Information and all other documents (including any copies thereof) in any form belonging to the Company, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company or any member of the Company Group, cell phone, smart phone, iPad, computer (including any laptop or desktop computer, and peripheral devices), beeper, keys, card access to the building and office floors, employee handbook, phone card, computer user name and password, disks, and voicemail code.  I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 5.              Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 6.              Noncompetition; Nonsolicitation; Nondisparagement.

(a)           Noncompetition and Nonsolicitation.  During the period of my employment with any of the members of the Company Group and the Restricted Period (as defined below), I will not (a) directly or indirectly encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any person employed by, or providing consulting services to, any member of the Company Group to terminate such person’s employment or services (or in the case of a consultant, to materially reduce such services) with the Company Group; (b) hire any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring and with whom I had contact during my employment with the Company Group within the six (6) month period prior to the date of such hiring; (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company Group to cease doing business with or reduce the amount of its business with the Company Group or interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company Group; or (d) directly or indirectly engage in, own, invest in, manage, be employed by, consult, advise, assist, loan money to, or promote business for any person(s) or entity who or which is engaged in the same business as the Company Group, offers for sale the same products or services as the Company Group, or otherwise is a competitor of Company Group.  Clause (d) of the preceding sentence shall include but shall not be limited to the companies (and types of companies) set forth on Exhibit D to the Plan, which, for the avoidance of doubt, may be updated or amended by the Company from time to time without my consent in accordance with the terms of the Plan.  For purposes of this Agreement, the term “Restricted Period” means the period commencing on my Date of Termination and continuing thereafter for a number of months equal to the product of (I) twelve and (II) the Severance Multiplier. (1)

(1)  California-based employees to receive a form of this Exhibit A without noncompetition and nonsolicitation to the extent prohibited by law.

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(b)           Nondisparagement.  I agree that, during the period of my employment with any of the members of the Company Group and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group.  However, my obligations under this subsection (b) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 7.              Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the business of the members of the Company Group, that access to Confidential Information renders me special and unique within the industry of the members of the Company Group, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the members of the Company Group during the course of and as a result of my employment with any of the members of the Company Group.  In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company Group and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company Group.

Section 8.              Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the members of the Company Group at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and area of such provision to the maximum and/or broadest duration, scope, and area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9.              Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to one or more of the members of the Company Group.  Therefore, I hereby agree that, in addition to any other remedy that may be available to any member of the Company Group, any member of the Company Group, on its own behalf or on behalf of any other member or members

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of the Company Group, shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.  Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10.            Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph.  I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company or the other applicable member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11.            General Provisions.

(a)           Governing Law and Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(b)           Entire Agreement.  This Agreement, together with the Plan and any other agreements executed by me in connection with my participation in the Plan sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement or any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

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(c)           No Right of Continued Employment.  I acknowledge and agree that nothing contained herein or in the Plan shall be construed as granting me any right to continued employment by the Company Group, and the right of my employer to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company Group for which I provide services, whether by purchase, merger, or other similar corporate transaction.

(e)           Survival.  The provisions of this Agreement shall survive the termination of my employment with the Company Group or the assignment of this Agreement by the Company to any successor in interest or other assignee.

*              *              *

I,                                     , have executed this Agreement on the respective date set forth below:

Date:

(Signature)

(Type/Print Name)

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EXHIBIT C

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is executed and agreed to by [Participant] pursuant to the terms and conditions of the Level 3 Communications, Inc. Key Executive Severance Plan (the “Plan”).  Capitalized terms used, but not defined, herein shall have the meaning given to them in the Plan.

In consideration of the promises set forth herein, I acknowledge and agree as to the following:

Section 1.              Opportunity for Review; Acceptance.

This Agreement may be executed at any time during the period commencing on the Date of Termination and ending on [•](1)  (the “Review Period”), and during the Review Period, the terms and conditions set forth herein should be carefully reviewed and considered.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, this Agreement must be executed and dated where indicated below and returned to the Company in accordance with the notice provisions set forth in the Plan.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time such execution may be revoked by notifying the Company in accordance with the notice provisions set forth in the Plan no later than 5:00 p.m. on the seventh (7th) calendar day following its execution.  Provided that the Agreement is timely executed and not timely revoked, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date.  In the event that the Agreement is not timely executed and delivered to the Company, or if the Agreement is otherwise timely revoked during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations to provide any severance benefits under the Plan that are conditioned upon the execution and non-revocation of this Agreement.

Section 2.              Employment Status and Separation Payments.

(a)           Employment Status.  I acknowledge my separation from employment with the Company and its Affiliates (the “Company Group”), and my Date of Termination under the Plan, is                           , and after Date of Termination I will not represent myself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group.

(b)           Accrued Benefits.  I understand that the Date of Termination shall be the termination date of my employment for purposes of participation in and coverage under all

(1)  Insert the date that is 21 days following the Date of Termination, or if such termination occurs “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following the Date of Termination.

benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein.  I will be paid or provided the Accrued Obligations in accordance with the terms of the Plan regardless of whether this Agreement becomes effective.

(c)           Severance Payments and Benefits.  In consideration of my release and waiver of claims set forth in Section 3 below, and conditioned upon my execution and non-revocation of this Agreement, and subject to all other terms and conditions of the Plan, including without limitation my continued compliance with my Restrictive Covenant Agreement, the Company will provide me with the severance payments and benefits set forth in Section 4.2 of the Plan in accordance with the terms of the Plan.

(d)           No Further Benefits.  I hereby acknowledge and agree that the payment(s) and other benefits provided pursuant to this Section 2 are in full discharge of any and all liabilities and obligations of the Company and each other member of the Company Group to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between me and the Company or any other member of the Company Group[, other than any payments or benefits, if any to which I am entitled pursuant to the Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan (the “MRIP Benefits”)] (2).

Section 3.              Release and Waiver of Claims.

(a)           Definitions.  As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)           Release.  For and in consideration of the payments and benefits described in Section 2 above, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date hereof, do fully and forever release, remise, and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination

(2)  Include bracketed language for individuals who are participants in the Management Retention and Incentive Plan and who are eligible for benefits thereunder upon a Qualifying Termination.

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based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  I intend that the release contained herein shall constitute a general release of any and all claims that I may have against the Company Parties to the fullest extent permissible by law.

(c)           No Claims.  I acknowledge and agree that as of the date I execute this Agreement, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)           ADEA Release.  By executing this Agreement, I understand that I am specifically releasing all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.  [Include if CA: In addition, I am expressly waiving any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules or principles of common law or equity, or those of any jurisdiction, government, or political subdivision similar to Section 1542 (a “similar provision”) in effect as of the signing of this Agreement, and as a result, may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Agreement.  Section 1542 provides as follows:

(e)           “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”]

(f)            Preservation of Rights.  Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) my rights with respect to payment of amounts under this Agreement, (ii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, and claims under the ADEA that arise after the date of this Agreement, [or] (iii) my rights to indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time[, or (iv) my rights to the MRIP Benefits] (3).

(g)           Acknowledgement of Full and Final Release.  I acknowledge and agree that by virtue of the foregoing, I have waived any relief available to me (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3.  I agree, therefore, that I will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other

(3)  Include bracketed language for individuals who are participants in the Management Retention and Incentive Plan and who are eligible for benefits thereunder upon a Qualifying Termination.

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person or by any government agency) with respect to any claim or right waived in this Agreement.

Section 4.              Knowing and Voluntary Waiver.

I expressly acknowledge and agree that I—

(a)           Am able to read the language, and understand the meaning and effect, of this Agreement;

(b)           Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Agreement or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)           Am specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide me with the severance payments and benefits provided by the Plan, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims that I might have or ever have had, and because of my execution of this Agreement;

(d)           Acknowledge that but for my execution of this Agreement, I would not be entitled to the severance payments and benefits provided by the Plan;

(e)           Understand that, by entering into this Agreement, I do not waive rights or claims under ADEA that may arise after the date on which I execute this Agreement;

(f)            Had or could have had the entire Review Period in which to review and consider this Agreement, and that if I execute this Agreement prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

(g)           Was advised to consult with my attorney regarding the terms and effect of this Agreement; and

(h)           Have signed this Agreement knowingly and voluntarily.

Section 5.              No Suit.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge, or lawsuit.

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Section 6.              No Re-Employment.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  I affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Section 7.              Successors and Assigns.

The provisions hereof shall inure to the benefit of my heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.

Section 8.              Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 9.              Confidentiality.

The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by me to any person or entity without the prior written consent of the Company, except if required by law, and to my accountants, attorneys, and immediate family, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the Agreement.

Section 10.            Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of me or any member of the Company Group.

Section 11.            Entire Agreement.

This Agreement, together with the Plan, my Participation Notice and my Restrictive Covenant Agreement, constitutes the entire understanding and agreement between me and each member of the Company Group regarding the termination of my employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between me and any member of the Company Group relating to the subject matter of this Agreement.

Section 12.            Governing Law; Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE , APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT

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HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

*              *              *

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IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth below.

[Participant]
Dated:

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EXHIBIT D

Restricted Entities

For purposes of the Plan and each Participant’s obligations under his or her Restrictive Covenant Agreement, the following entities shall be deemed “Restricted Entities”:  (i) companies that include within their corporate structure competitive local exchange carrier(s) or incumbent local exchange carrier(s), which with affiliates have, for their most recent fiscal year, annual consolidated total communications revenue equal to or greater than $1 Billion; (ii) providers of content delivery network services which with affiliates have, for their most recent fiscal year, consolidated total content delivery network revenues greater than $50 million; (iii) international communication services providers which with affiliates have a presence in the United States and, with affiliates, have, for their most recent fiscal year, annual consolidated total revenue equal to or greater than $1 Billion; or (iv) XO Holdings, Inc., CenturyLink, Inc., AT&T Inc., Sprint Nextel Corporation, tw telecom inc., Verizon Communications Inc., Limelight Networks, Inc., Akamai Technologies Inc., Windstream Corporation, Reliance Communications Venture Limited, including in each case their affiliates, successors, and assigns.